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                                                                     Exhibit 5.1


                                 The Kroger Co.
                                1014 Vine Street
                            Cincinnati, OH 45202-1100

                                February 2, 2000



Board of Directors
The Kroger Co.
1014 Vine Street
Cincinnati, OH  45202

Ladies and Gentlemen:

I am familiar with the proceedings taken and proposed to be taken by The Kroger Co., an Ohio corporation (the "Company"), in connection with the issuance of up to $1,725,000,000 aggregate principal amount of debt securities, preferred stock, depositary shares, common stock, and warrants (collectively, the "Securities"). I have acted as counsel to the Company and the co-registrant guarantors ("Co-Registrants") in connection with its preparation of a Registration Statement relating to such issuance of the Securities and the public sale thereof on Form S-3 filed by the Company and the Co-Registrants with the Securities and Exchange Commission (the "Registration Statement") for the registration of the Securities under the Securities Act of 1933, as amended (the "Act"). I have examined the Registration Statement and the exhibits thereto; the Amended Articles of Incorporation and Regulations of the Company and the Co-Registrants; the corporate minutes of the proceedings of the directors and shareholders of the Company and the Co-Registrants; and such other records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

Based upon the foregoing, I am of the opinion that, when the indenture (in the case of debt securities) and the warrant agreement (in the case of warrants) has been duly executed and delivered, and the Securities have been duly executed and authenticated in accordance with the terms of the instruments under which they are being issued, and issued and sold in accordance with the underwriting agreement related thereto, the Securities will constitute the valid and binding obligations of the Company.

The foregoing opinion is subject to applicable bankruptcy, insolvency, or other laws affecting creditors' rights generally, as from time to time in effect, and to general equity principles.
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I consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to me in the Registration Statement under the caption "Legal Opinions" therein. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,



                                (Paul W. Heldman)
                                Paul W. Heldman
                                Senior Vice President, Secretary
                                 and General Counsel